Exhibit 10.1

Radiant Logistics, Inc.

2012 Stock OPTION and Performance Award Plan

RESTRICTED STOCK UNIT AWARD

Radiant Logistics, Inc., a Delaware corporation (the “Corporation”), pursuant to the terms of its 2012 Stock Option and Performance Award Plan effective as of November 13, 2012 (the “Plan”) and the Restricted Stock Unit Award Agreement attached to this Restricted Stock Unit Award (this “RSU Award”), hereby grants to the individual named below (the “Grantee”) the right to receive the number of shares of the Corporation’s Common Stock as is set forth below, subject to vesting as set forth below and the terms and conditions of this RSU Award and the Restricted Stock Unit Award Agreement attached to this RSU Award. The terms of this RSU Award are subject to all of the provisions of the Plan and the attached Restricted Stock Unit Award Agreement, with such provisions being incorporated herein by reference. All of the capitalized terms used in this RSU Award and the Restricted Stock Unit Award Agreement not otherwise defined herein or therein shall have the same meaning as defined in the Plan.  A copy of the Plan and the prospectus for the Plan have been delivered to Grantee together with this RSU Award and the Restricted Stock Unit Award Agreement. In addition, reference is made to that “Employee Information Supplement” attached hereto as Exhibit A, the purpose of which is to provide a general summary of the tax consequences and other issues associated with the grant of the RSU Award to Grantees domiciled within Canada.

1.	Date of Grant:

2.	Name of Grantee:

3.	Number of Units:
(each Unit representing one share of Common Stock, subject to adjustment as provided in the Plan)

4.	Vesting of Restricted Stock Units (subject to adjustment as provided in the Plan):

Vesting Date	No. of Units to be Vested*

*Vesting to occur pursuant to Section 1 of the attached Restricted Stock Unit Award Agreement and conditioned upon continued employment or service as described in Sections 1 and 5 therein.

The Grantee acknowledges receipt of, and understands and agrees to be bound by all of the terms of, this RSU Award, inclusive of the attached Restricted Stock Unit Award Agreement, and the Plan, and that the terms thereof supersede any and all other written or oral agreements between the Grantee and the Corporation regarding the subject matter contained herein.

Radiant Logistics, Inc.	Grantee:

By:
Title:	Date:
Date:

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT made as of the grant date set forth in Section 1 of the RSU Award to which this Agreement relates and is attached (the “Date of Grant”) between Radiant Logistics, Inc., a Delaware corporation (the “Corporation”), and the individual identified in Section 2 of the Restricted Stock Unit Award to which this Agreement relates and is attached (the “Grantee”).

W I T N E S S E T H:

WHEREAS, the Corporation adopted the Radiant Logistics, Inc. 2012 Stock Option and Performance Award Plan effective as of November 13, 2012 (the “Plan”), providing for the grant of Restricted Stock Units or the right to receive shares of Common Stock of the Corporation (the “Common Stock”) by Employees and/or Consultants of the Corporation; and

WHEREAS, the Audit and Executive Oversight Committee (the “Committee”) has authorized the grant of Restricted Stock Units to the Grantee on the date of this Agreement as evidenced by the Restricted Stock Unit Award to which this Agreement is attached (the “RSU Award”), thereby allowing the Grantee to acquire a proprietary interest in the Corporation in order that the Grantee will have a further incentive for remaining with and increasing his or her efforts on behalf of the Corporation; and

WHEREAS, this Agreement is prepared in conjunction with and under the terms of the Plan, which are incorporated herein and made a part hereof by reference; and

WHEREAS, the Grantee has accepted the grant of Restricted Stock Units evidenced by the RSU Award and has agreed to the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Grant and Vesting of RSU Award.  The Corporation hereby grants to the Grantee as a separate incentive in connection with his or her employment and not in lieu of any salary or other compensation or fees for his or her services, an award of that number of Restricted Stock Units (as set forth in Section 3 of the RSU Award) on the date hereof, subject to all of the terms and conditions in this Agreement and the Plan. The RSU Award grants to the Grantee the right to receive that number of shares of Common Stock of the Corporation (at the rate of one share of Common Stock for each Restricted Stock Unit) as provided in the vesting schedule set forth in Section 4 of the RSU Award, provided that the Grantee remains an Employee or Consultant of the Corporation or any Affiliate as of each such vesting date or dates as indicated in Section 4 of the RSU Award and as provided in Section 5 hereof. In addition, the RSU Award may vest and shares of Common Stock subject to the RSU Award may become vested and issuable pursuant to and as provided in Sections 3, 4(c) and 10 of this Agreement.

2. Issuance of Shares of Common Stock.  As soon as practicable, but not more than 30 days, after each date as of which shares of Common Stock subject to the RSU Award become vested and issuable pursuant to Section 1, 3, 4(c) or 10 of this Agreement, the Corporation shall direct its transfer agent to issue such number of shares of Common Stock in the name of Grantee or a nominee in book entry. Notwithstanding anything to the contrary in this Agreement or the Plan, the RSU Award shall be settled only in Shares (and may not be settled via a cash payment). The Corporation may, in its sole discretion, settle all or a portion of this RSU Award in the form of Shares but require an immediate sale of such Shares (in which case, this Agreement shall give the Corporation the authority to issue sales instructions on the Grantee’s behalf).

3. Committee Discretion to Accelerate Vesting.  The Committee may decide, in its absolute discretion, to accelerate the vesting on the balance, or some lesser portion of the balance, of the Restricted Stock Units evidenced by the RSU Award at any time.  If so accelerated, the Restricted Stock Units will be considered to have vested as of the date specified by the Committee.

4. Termination or Forfeiture of Unvested RSU Awards Upon Termination of Employment and Termination of Consulting Relationship.

(a)As of the date of termination of the Grantee’s employment with the Corporation and its Affiliates or Termination of Consulting Relationship for any reason other than death or Disability of the Grantee, then the Grantee shall forfeit his or her rights to receive all of the remaining shares of Common Stock subject to the RSU Award that have not vested pursuant to Section 1, 3 or 10 of this Agreement and been issued as of the date Grantee’s employment with the Corporation or any Affiliate terminates or as of the date of Termination of Consulting Relationship.

(b)If the Grantee dies or his or her employment or Consulting Relationship with the Corporation or any Affiliate is terminated by reason of his or her Disability while he or she is employed by or in a Consulting Relationship with the Corporation or any Affiliate, in each case within one (1) year after the Date of Grant, then the Grantee shall forfeit his or her rights to receive all of the remaining shares of Common Stock subject to the RSU Award that have not vested pursuant to Section 1, 3 or 10 of this Agreement as of the date Grantee’s employment the Corporation or any Affiliate terminates or date of Termination of Consulting Relationship.

(c)If the Grantee dies or his or her employment or Consulting Relationship with the Corporation or any Affiliate is terminated by reason of his or her Disability while he or she is employed by or in a Consulting Relationship with the Corporation or any Affiliate, in each case one (1) year or more after the Date of Grant, the Restricted Stock Units evidenced by the RSU Award will become immediately vested with respect to that number of underlying shares of Common Stock subject to the RSU Award that would have vested and become issuable pursuant to Section 4 of the RSU Award and Section 1 of this Agreement on the next annual anniversary of the Date of Grant, irrespective of the Grantee’s death or Disability (such date, the “Section 4(c) Deemed Vesting Date”), and such shares of Common Stock underlying such Restricted Stock Units shall be issued immediately thereafter to the Grantee and the Grantee shall forfeit his or her rights to receive all of the remaining shares of Common Stock subject to the RSU Award that have not vested pursuant to Section 1, 3, 4(c) or 10 of this Agreement; provided, however, that if Section 4 of the RSU Award provides for cliff vesting on a date certain that occurs after the Section 4(c) Deemed Vesting Date, then for purposes of determining any immediate vesting under this Section 4(c), the vesting period of the RSU Award shall be re-determined as if such RSU Award vested in equal annual installments over its originally scheduled vesting time period instead of in one installment on the cliff vesting date as indicated in Section 4 of the RSU Award and the Restricted Stock Units evidenced by the RSU Award will become immediately vested with respect to that number of underlying shares of Common Stock subject to the RSU Award that would have vested and become issuable on this re-determined basis during the period of time between the Date of Grant and the Section 4(c) Deemed Vesting Date, and such shares of Common Stock underlying such Restricted Stock Units shall be issued immediately thereafter to the Grantee and the Grantee shall forfeit his or her rights to receive all of the remaining shares of Common Stock subject to the RSU Award that have not vested pursuant to Section 1, 3, 4(c) or 10 of this Agreement. As soon as practicable, but not more than 30 days, after such date, the Corporation shall direct its transfer agent to issue such number of shares of Common Stock that have vested pursuant to this Section 4(c) of this Agreement in the name of Grantee or a nominee in book entry. By way of example and for clarification and the avoidance of doubt, if the RSU Award was scheduled to cliff vest on the three-year anniversary of the Date of Grant and the Grantee dies or his or her employment or Consulting Relationship with the Corporation or any Affiliate is terminated by reason of his or her Disability while he or she is employed by or in a Consulting Relationship with the Corporation or any Affiliate on the 18th month anniversary of the Date of Grant,  the Restricted Stock Units evidenced by the RSU Award will become immediately vested with respect to two-thirds of the underlying shares of Common Stock subject to the RSU Award (which represents that number of underlying shares of Common Stock that would have been vested as of the Section 4(c) Deemed Vesting Date assuming the RSU Award vested in three equal annual installments), and such shares of Common Stock shall be issued immediately thereafter to the Grantee and the Grantee shall forfeit his or her rights to receive the remaining one-third shares of Common Stock subject to the RSU Award that have not vested pursuant to Section 1, 3, 4(c) or 10 of this Agreement.

(d)The change in a Grantee’s status from that of an Employee to that of a Consultant will, for purposes of this Agreement, be deemed to result in a termination of such Grantee’s employment with the Corporation and its Affiliates, unless the Committee otherwise determines in its sole discretion. The change in a Grantee’s status from that of a Consultant to that of an Employee will not, for purposes of this Agreement, be deemed to result in a termination of such Grantee’s service as a Consultant, and such Grantee will thereafter be deemed to be an Employee for purposes of this Agreement. Unless the Committee otherwise determines in its sole discretion, a Grantee’s employment or other service will, for purposes of this Agreement, be deemed to have terminated on the date recorded on the personnel or other records of the Corporation or the Affiliate for which the Grantee provides employment or other service, as determined by the Committee in its sole discretion based upon such records. Notwithstanding the foregoing, if payment of the RSU Award is subject to Section 409A of the Code and payment is triggered by a termination of the Grantee's employment or Consulting Relationship, such termination must also constitute a

"separation from service" within the meaning of Section 409A of the Code, and any change in employment status that constitutes a "separation from service" under Section 409A of the Code will be treated as a termination of employment or Termination of Consulting Relationship, as the case may be.

(e)Notwithstanding any language to the contrary set forth in this Agreement, for purposes of vesting under the RSU Award, the Grantee’s employment will be considered terminated the date that the Grantee is no longer actively providing services (unless the Grantee is on a leave of absence approved by the Corporation), regardless of any notice period or period of pay in lieu of such notice required under applicable statutory law, regulatory law and/or common law; the Corporation shall have the exclusive discretion to determine when Grantee is no longer actively providing services for purposes of this RSU Award.

5. Continuous Employment or Consulting Relationship Required.  The Restricted Stock Units evidenced by the RSU Award shall not vest as described in Section 1 of this Agreement unless the Grantee shall have been continuously employed by the Corporation or any Affiliate or in a continuous Consulting Relationship with the Corporation or any Affiliate from the Date of Grant until the applicable vesting date.

6. Withholding of Taxes.  Notwithstanding anything in this Agreement to the contrary, no certificate or book-entry notation representing shares of Common Stock may be delivered to the Grantee upon vesting of the Restricted Stock Units evidenced by the RSU Award unless and until the Grantee shall have delivered to the Corporation the minimum statutorily required amount of any non-U.S., U.S. federal, state, provincial or local income, social contributions, payroll, or other taxes which the Corporation may be required by law to withhold with respect to such vesting of the RSU Award and the issuance and delivery of shares of Common Stock in connection therewith.  The Grantee may elect to satisfy any such income tax withholding requirement by payment in cash to the Corporation on or prior to the vesting date, or in the Committee’s  sole discretion and pursuant to such procedures as may be established by the Committee in its sole discretion, (i) by having the Corporation withhold shares of Common Stock otherwise deliverable to the Grantee upon vesting of the RSU Award or by delivering to the Corporation previously acquired shares of Common Stock; provided, however, that the number of such shares of Common Stock so withheld shall not exceed the amount necessary to satisfy the Corporation’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; (ii) by effecting “sell-to-cover” transactions through a broker in which the Grantee sells that number of shares of Common Stock in the open market (whether under a trading plan or instruction pursuant to Rule 10b5-1 of the Exchange Act or otherwise) to fund the required tax withholding obligations and all applicable fees and commissions due to, or required to be collected by the broker and making arrangements to remit the cash proceeds of such sales to the Corporation; or (iii) by a combination of such methods. Regardless of any action the Corporation takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Grantee is and remains the Grantee’s responsibility and that the Corporation: (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU Award, including the grant of the RSU Award, the vesting of the RSU Award, and the settlement of the RSU Award; and (ii) does not commit to structure the terms of the RSU Award or any aspect of the RSU Award to reduce or eliminate the Grantee’s liability for Tax-Related Items. If the Grantee becomes subject to taxation in more than one country between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, the Grantee acknowledges that the Corporation may be required to withhold or account for Tax-Related Items in more than one country.

7. After the Death of the Grantee.  Any delivery of Common Stock to be made to the Grantee under this Agreement shall, if the Grantee is then deceased, be made to the Grantee’s designated beneficiary, or if no such beneficiary survives the Grantee, his or her estate.  Any transferee must furnish the Corporation with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Corporation to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

8. Reservation of Shares of Common Stock. The Corporation shall at all times during the term of this Agreement reserve and keep available such number of shares of the Common Stock as will be sufficient to satisfy the requirements of this Agreement. The shares of Common Stock deliverable to the Grantee may be either previously authorized but unissued shares or issued shares which have been reacquired by the Corporation.

9. No Rights of Stockholder.  Neither the Grantee nor any person claiming under or through the Grantee shall be, or have any of the rights or privileges of, a stockholder of the Corporation in respect of any shares of Common Stock deliverable hereunder unless and until such shares of Common Stock have been issued pursuant to Section 2 of this Agreement. Notwithstanding the generality of the foregoing, Grantee shall not be entitled to vote any of the shares of Common Stock subject to the RSU Award, or otherwise exercise any incidents of ownership with respect to such shares of Common Stock until such shares have been issued pursuant to Section 2 of this Agreement, but shall be entitled to dividend equivalents with respect to dividends declared on Common Stock and such dividend equivalents shall vest and be delivered in the same manner as the shares of Common Stock subject to the RSU Award.

10.Change in Control of the Corporation. If there is a Change in Control, the Restricted Stock Units evidenced by the RSU Award will be subject to the provisions of Article IX of the Plan; provided, however, that if the Restricted Stock Units evidenced by the RSU Award are continued, assumed or substituted pursuant to Article IX of the Plan and within one (1) year following such event, the Grantee’s employment or Consulting Relationship is terminated by the Corporation or any Affiliate without Cause, the Restricted Stock Units evidenced by the RSU Award shall vest automatically and the shares of Common Stock underlying such Restricted Stock Units shall be issued immediately thereafter to the Grantee; provided, however, that if such RSU Award is subject to Section 409A of the Code, the Grantee’s termination must also constitute a "separation from service" within the meaning of Section 409A of the Code, and any change in employment status that constitutes a "separation from service" under Section 409A of the Code will be treated as a termination of employment or Termination of Consulting Relationship, as the case may be. As soon as practicable, but not more than 30 days, after such date, the Corporation shall direct its transfer agent to issue such number of shares of Common Stock in the name of Grantee or a nominee in book entry.

11.Registration.  The Corporation shall, at any time, register or qualify the shares of Common Stock pursuant to the Securities Act of 1933, as amended.

12.Approval of Counsel.  The issuance and delivery of shares of Common Stock pursuant to the Plan shall be subject to approval by the Corporation’s counsel of all legal matters in connection therewith, including, but not limited to, compliance with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and the requirements of any stock exchange or automated trading medium upon which the Common Stock may then be listed or traded.

13.Resale of Common Stock, Etc.  The Common Stock issued hereunder shall bear the following (or similar) legend if required by counsel for the Corporation:

THE SHARES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE FIRST BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNLESS, IN THE OPINION OF COUNSEL FOR THE CORPORATION, SUCH REGISTRATION IS NOT REQUIRED.

14.Limitation of Action.  The Grantee and the Corporation each acknowledges that every right of action accruing to the Grantee or it, as the case may be, and arising out of or in connection with this Agreement against the Corporation, on the one hand, or against the Grantee, on the other hand, shall, irrespective of the place where an action may be brought, cease and be barred by the expiration of three (3) years from the date of the act or omission in respect of which such right of action arises.

15.Notices.  Each notice relating to the RSU Award and this Agreement shall be in writing and delivered in person, by recognized overnight carrier or by certified mail to the proper address.  All notices to the Corporation or the Committee shall be addressed to them at 405 114th Avenue, SE, Third Floor, Bellevue, WA 98004 Attn:  General Counsel.  All notices to the Grantee shall be addressed to the Grantee or such other person or persons at the Grantee’s address set forth in the Corporation’s records.  Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.

16.Benefits of Agreement.  This Agreement shall inure to the benefit of the Corporation, the Grantee and their respective heirs, executors, administrators, personal representatives, successors and assigns.

17.Severability.  In the event that any one or more provisions of this Agreement shall be deemed to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity and enforceability of the remaining legal and enforceable provisions hereof, which shall be construed as if such illegal or unenforceable provision or provisions had not been inserted.

18.Governing Law.  This Agreement will be construed and governed in accordance with the laws of the State of Delaware, United States of America, without regard to its principles of conflicts of law. In the event that either party is compelled to bring a claim related to this Agreement, to interpret or enforce the provisions of the Agreement, to recover damages as a result of a breach of this Agreement, or from any other cause (a “Claim”), such Claim must be processed in the manner set forth below:

(i)THE SOLE AND EXCLUSIVE METHOD TO RESOLVE ANY CLAIM IS ARBITRATION, AND EACH PARTY WAIVES THE RIGHT TO A JURY TRIAL OR COURT TRIAL.  Neither party shall initiate or prosecute any lawsuit in any way related to any Claim covered by this Agreement.

(ii)The arbitration shall be binding and conducted before a single arbitrator in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes or the appropriate governing body, as modified by the terms and conditions of this paragraph.  Venue for any arbitration pursuant to this Agreement will lie in Seattle, Washington, United States of America. The arbitrator will be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS or the appropriate governing body.  The Corporation shall pay the arbitrator’s fees and arbitration costs (recognizing that each side bears the cost of its own deposition(s), witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in a court of law).  Upon the conclusion of the arbitration hearing, the arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the arbitrator’s award is based.  The award of the arbitrator shall be final and binding.  Judgment upon any award may be entered in any court having jurisdiction thereof.

19.No Right to Continue Employment or Consulting Relationship.  Nothing contained in this Agreement shall be construed as (a) a contract of employment between the Grantee and the Corporation, (b) as a right of the Grantee to be continued in the employ of the Corporation or any Affiliate or continue its Consulting Relationship with the Corporation or any Affiliate, or (c) as a limitation of the right of the Corporation to discharge the Grantee at any time, with or without cause (subject to any applicable employment agreement) or terminate the Grantee’s Consulting Relationship with the Corporation or any Affiliate at any time or for any reason.

20.Definitions.  Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

21.Incorporation of Terms of Plan.  This Agreement shall be interpreted under, and subject to, all of the terms and provisions of the Plan, which are incorporated herein by reference.

23.Repatriation; Compliance with Laws.  As a condition of the RSU Award, the Grantee agrees to repatriate all payments attributable to the RSU Award in accordance with local foreign exchange rules and regulations in the Grantee’s country of residence (and country of employment, if different).  In addition, the Grantee agrees to take any and all actions, and consents to any and all actions taken by the Corporation and its Affiliates, as may be required to allow the Corporation and its Affiliates to comply with local laws, rules and regulations in the Grantee’s country of residence (and country of employment, if different).  Finally, the Grantee agrees to take any and all actions that may be required to comply with his or her personal legal and tax obligations under local laws, rules and regulations in the Grantee’s country of residence (and country of employment, if different).

24.Nature of the Grant.  In accepting this RSU Award, the Grantee acknowledges that:

(a)the Plan is established voluntarily by the Corporation, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Corporation in its sole discretion at any time, unless otherwise provided in the Plan or this Agreement;

(b)the grant of the RSU Award is voluntary and occasional and does not create any contractual or other right to receive future RSU Award grants, or benefits in lieu of RSU Award grants, even if RSU Award grants have been granted repeatedly in the past;

(c)all decisions with respect to future RSU Award grants, if any, will be at the sole discretion of the Corporation;

(d)the Grantee is voluntarily participating in the Plan;

(e)the RSU Award grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event shall be considered as compensation for, or relating in any way to, past services for the Corporation;

(f)in the event that the Grantee is not an employee of the Corporation or any Affiliate, the RSU Award will not be interpreted to form an employment contract or relationship with the Corporation;

(g)the future value of the underlying Shares is unknown and cannot be predicted with certainty and if the Grantee vests in the RSU Award grant and is issued Shares, the value of those Shares may increase or decrease;

(h)neither the Corporation, nor any Affiliate of the Corporation shall be liable for any foreign exchange rate fluctuation between the local currency of the Grantee’s country of residence and the U.S. dollar that may affect the value of the RSU Award or of any amounts due to the Grantee pursuant to the settlement of the RSU Award or the subsequent sale of any Shares acquired upon settlement of the RSU Award;

(i)in consideration of the grant of the RSU Award, no claim or entitlement to compensation or damages shall arise from termination of the RSU Award or diminution in value of the RSU Award or Shares acquired upon settlement of the RSU Award resulting from termination of the Grantee’s employment or service by the Corporation or any Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Grantee irrevocably releases the Corporation and its Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acceptance of the RSU Award and this Agreement, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(j)the Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition of or sale of the underlying Shares; and

(k)the Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the RSU Award.

25.Data Privacy Consent.  Pursuant to applicable personal data protection laws, the Corporation hereby notifies the Grantee of the following in relation to the Grantee’s personal data and the collection, use, processing and transfer of such data in relation to the Corporation’s grant of the RSU Award and the Grantee’s participation in the Plan.  The collection, use, processing and transfer of the Grantee’s personal data is necessary for the Corporation’s administration of the Plan and the Grantee’s participation in the Plan.  The Grantee’s denial and/or objection to the collection, use, processing and transfer of personal data may affect the Grantee’s participation in the Plan.  As such, the Grantee voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Corporation holds certain personal information about the Grantee, including the Grantee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Corporation, details of all equity awards or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Grantee’s favor, for the purpose of managing and administering the Plan (“Data”).  The Data may be provided by the Grantee or collected, where lawful, from third parties, and the Corporation will process the Data for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Grantee’s country of residence (and country of employment, if different).  Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Corporation’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Grantee’s participation in the Plan.

The Corporation will transfer Data as necessary for the purpose of implementation, administration and management of the Grantee’s participation in the Plan, and the Corporation may further transfer Data to any third parties assisting the Corporation in the implementation, administration and management of the Plan.  These recipients may be located in the European

Economic Area, Canada, or elsewhere throughout the world, such as the United States.  The Grantee hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Grantee’s behalf to a broker or other third party with whom the Grantee may elect to deposit any Shares acquired pursuant to the Plan.

The Grantee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, use, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Grantee’s participation in the Plan.  The Grantee may seek to exercise these rights by contacting the Grantee’s local HR manager or the Corporation’s Human Resources Department.

26.Private Placement.  If the Grantee is resident and/or employed outside of the United States, the grant of the RSU Award is not intended to be a public offering of securities in the Grantee’s country of residence (and country of employment, if different).  The Corporation has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law), and the RSU Award is not subject to the supervision of the local securities authorities.

27.Insider Trading/Market Abuse Laws.  The Grantee’s country of residence may have insider trading and/or market abuse laws that may affect the Grantee’s ability to acquire or sell Shares during such times the Grantee is considered to have “inside information” (as defined in the laws in the Grantee ‘s country of residence).  These laws may be the same or different from any Corporation insider trading policy. The Grantee acknowledges that it is the Grantee’s responsibility to be informed of and compliant with such regulations, and the Grantee is advised to consult with the Grantee ‘s personal advisors for additional information.

28.English Language.  If the Grantee is resident and/or employed outside of the United States, the Grantee acknowledges and agrees that it is the Grantee’s express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSU Award, be drawn up in English.  If the Grantee has received this Agreement, the Plan or any other documents related to the RSU Award translated into a language other than English, and if the meaning of the translated version is different from the English version, the meaning of the English version shall control.

BY WAY OF THEIR EXECUTION OF THE RSU AWARD TO WHICH THIS AGREEMENT RELATES AND IS ATTACHED, the Corporation and the Grantee (and each of their heirs, successors and assigns) agree to be bound by each and every one of the terms set forth in this Agreement.

EXHIBIT “A”

RADIANT LOGISTICS, INC.

Employee Information Supplement
Restricted Stock Units

CANADA

Overview

This supplement has been prepared to provide you with a summary of the tax consequences and other issues associated with the grant of restricted stock units ("RSUs") by Radiant Logistics, Inc. (the “Company”) under the Radiant Logistics, Inc. 2012 Stock Option and Performance Award Plan effective as of November 13, 2012 (as amended, the “Plan”).

This supplement is based on tax and other laws in effect in your country as of 1 October 2016.  Further, this supplement assumes that your employer will not reimburse the Company in connection with your award.  It does not necessarily address all local tax laws that may apply to you.  Such laws often are complex and can change frequently.  As a result, the information contained in the supplement may be outdated at the time your restricted stock units vest and you receive shares of Company common stock in settlement of your restricted stock units, or at the time you sell the shares you acquire under the Plan.

Please note that this supplement is general in nature and does not discuss all of the various laws, rules and regulations that may apply.  It may not apply to your particular tax or financial situation, and the Company is not in a position to assure you of any particular tax result. The information contained within this supplement assumes that restricted stock units will be settled in shares of Company common stock. In addition, the information within this supplement assumes that the restricted stock units will be settled as soon as administratively practicable following the date of vesting.  Tax treatment may differ if the restricted stock units are settled in cash (rather than shares of Company common stock) or if the restricted stock units vest but are not settled until a future specified date.  Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

If you are a citizen or resident of another country or transfer employment after you are granted restricted stock units or if you are no longer actively employed, the information contained in this supplement may not be applicable to you.

This document constitutes part of a prospectus covering securities that have been registered with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

GENERAL Tax Information
Grant	No taxation.
Vesting	On the date the RSUs vest and you receive shares of Company common stock in settlement of the RSUs, you will be subject to taxation.
Taxable Amount	The fair market value of the shares on the date of vesting.

GENERAL Tax Information
Nature of Taxable Amount	Employment income.
Income Tax Payable?	Yes.
Source Deductions Payable?	Yes (to the extent the applicable Canada Pension Plan (“CPP”), Employment Insurance (“EI”), Quebec Pension Plan (“QPP”), or Quebec Paternal Insurance Plan (“QPIP”) premium ceiling is not exceeded).
Other Taxes Payable?	No.
tax withholding and reporting
Withholding	When the RSUs vest and the taxable amount is recognized:
Is Income Tax Withheld?	Yes.
Are Sourse Deductions Withheld?	Yes (to the extent the applicable CPP/EI/QPP/QPIP premium ceiling has not been exceeded).
Are Other Taxes Withheld?	Not applicable.
Reporting	Your employer will report the taxable amount at the time of RSU vesting as taxable income to the Canada Revenue Agency ("CRA") on Form T4.

other Tax Information
Payment of Dividends
Tax Treatment

You will be subject to taxation on any dividends you receive on the shares of Company common stock you acquire under the Plan (but not CPP / QPP premiums).

You personally will be responsible for reporting the dividends as taxable income and paying the applicable income taxes directly to the CRA.

Sale of Shares

other Tax Information
Tax Treatment

When you subsequently sell or otherwise dispose of your shares of Company common stock acquired under the Plan, you will be subject to capital gains tax on 50% of any gain you realize.  The gain will equal the difference between the sale proceeds and your tax basis in the shares (generally, the fair market value of the shares on the date of vesting), and this amount generally will be subject to taxation at your marginal income tax rates. CPP/QPP premiums are not payable on the gain.

If you have acquired other shares of Company common stock (either via other awards granted under the Plan, awards granted under other equity compensation plans of the Company, or shares you personally purchased), you generally must calculate an average cost basis for your shares and use the average cost basis when computing any gain or loss upon the sale of the shares.  This may lead to a capital gain or loss on the sale of your shares. You should consult with your personal tax advisor for additional information regarding the calculation of any gain or loss attributable to the sale of your shares and to consider the alternatives available to you.

If you sell your shares of Company common stock at a loss (i.e., the sales proceeds you receive are less than your tax basis in the shares), 50% of any loss may be deducted from any taxable capital gains for the current tax year, or may be carried back to the previous three tax years or carried forward to any subsequent tax year.

You personally will be responsible for reporting any taxable income arising upon the sale or disposition of the shares of Company common stock you acquire under the Plan and paying the applicable tax directly to the CRA.

Other Information
Exchange Control
In General	In general, you should not be subject to any foreign exchange requirements in connection with your acquisition or sale of shares of Company common stock under the Plan.
Foreign Income Verification Statement
Overview

You may be required to report any foreign property on Form T1135 (Foreign Income Verification Statement) if the total cost of your foreign property exceeds C$100,000 at any time during the calendar year.  Foreign property includes shares received under the Plan and may include unvested RSUs.  Form T1135 must be filed by April 30 of the following year. You should consult with your personal tax advisor for additional information about your reporting obligations on Form T1135.